Exhibit 10.9

April 27, 2017

Mr. Mark Szczepaniak

Via email to: [***]

Re: Offer of Employment

Dear Mark:

We are pleased to extend an offer of employment to you with Velocity Commercial Capital, LLC. This offer is contingent upon the successful completion of a background check and confirmation of your right to work in the United States.

You will be hired as a regular, full-time, exempt employee in the capacity of Chief Financial Officer (CFO) at our Westlake Village, CA office. You will be reporting to Chris Farrar, CEO with a start date of May 15, 2017. It is understood that you will perform your job assignment during the Company’s regularly scheduled business hours.

Your compensation will be at the starting rate of $275,000 annually and is subject to deductions for taxes and other withholdings as required by law and/or in accordance with Company policy. In the event the Company elects to compensate the management team as partners, the Company agrees to gross up your compensation as a make whole provision, so that you will receive the same net pay and all benefits as if you were compensated as a w-2 employee.

Under the Immigration Reform and Control Act CIRCA), we are required to verify your identity and work authorization. Your right to lawfully work in the United States is a condition of employment with this Company. You are required to submit an 1-9 form with the appropriate documentation on your first day of employment.

Velocity Mortgage Capital adheres to a policy of employment-at-will which allows either the employee or the Company to terminate the employment relationship at any time, for any reason, with or without cause or notice. This job offer does not constitute an offer to enter into an employment contract nor is it such.

Notwithstanding the foregoing, your employment is also subject to the following terms:

1.)

In addition to your salary there is an opportunity to achieve an annual bonus of up to 50% of your base salary. You are also entitled to 3 weeks paid vacation a year and will be eligible for typical benefits such as the company’s medical, dental and 401k plans.

2.)	You will be granted 2,000,000 “B” units under the Company’s Equity Incentive Plan (draft copy attached).

This offer expires at the close of the third business day from the date stated above.

Your signature below represents acceptance of our offer of employment, please return the signed copy to me.

We look forward to you joining the team.

/s/ Chris Farrar	5/1/17
Chris Farrar, Chief Executive Officer	Date

Acknowledgement:

/s/ Mark R. Szczepaniak	4/27/17
Applicant	Date